EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE

This CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE (the “Agreement”), dated as of May 15, 2015, is entered into by and between HILDENE CAPITAL MANAGEMENT, LLC (“Hildene Capital”), HILDENE OPPORTUNITIES MASTER FUND, LTD., individually and derivatively (“Hildene Master” and, together with Hildene Capital, “Hildene”), PREFERRED TERM SECURITIES XX, LTD  (“PreTSL XX”), and BIMINI CAPITAL MANAGEMENT, INC. (“Bimini,” and together with Hildene and PreTSL XX, the “Settling Parties”).

RECITALS

WHEREAS, on July 16, 2010, Hildene commenced an action by filing a complaint (the “Hildene Complaint”) against defendants Bimini, the Bank of New York Mellon (“BNYM”) and Hexagon Securities LLC (“Hexagon”) and nominal defendants BNYM and PreTSL XX in the Supreme Court of the State of New York, County of New York, captioned Hildene Capital Management, LLC, et al. v. The Bank of New York Mellon, et. al., Index No. 650980/2010 (Sherwood, J.) (the “Action”);

WHEREAS, the Action alleged1 causes of action for breach of contract, breach of the covenant of good faith and fair dealing, tortious interference with contract, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, unjust enrichment and rescission/illegality in connection with the offer by Bimini to repurchase the capital securities of Bimini Capital Trust II (the “TruPS”) from the PreTSL XX collateral pool (the “Bimini TruPS Repurchase”);

WHEREAS, the PreTSL XX notes were issued pursuant to an Indenture, dated December 15, 2005 (the “Indenture”), by and between PreTSL XX, Preferred Term Securities XX, Inc., and BNYM, as Indenture Trustee;

WHEREAS, on October 19, 2011, nominal defendant PreTSL XX moved to intervene in the Action as a plaintiff in order to assert causes of action against defendants Bimini and BNYM, seeking to recover damages on behalf of all PreTSL XX noteholders to be distributed according to the Priority of Payment provisions in the Indenture;

WHEREAS, by Decision and Order, dated August 23, 2012 (the “August 23 Order”), PreTSL XX’s motion to intervene was granted and the Court ordered that the proposed complaint in intervention (the “PreTSL XX Complaint”) was deemed served as of the date of filing of the August 23 Order with Notice of Entry;

WHEREAS, on May 3, 2013, a Stipulation of Voluntary Partial Discontinuance was filed with the Court, whereby Hildene voluntarily dismissed without prejudice its derivative claims brought in the name of BNYM, including its claim for rescission/illegality;

WHEREAS, on May 15, 2013, Bimini served and filed an answer to the Hildene Complaint denying all allegations of wrongdoing;

WHEREAS, on May 15, 2013, Bimini served and filed an answer to the PreTSL XX Complaint denying all allegations of wrongdoing, and asserting counterclaims against PreTSL XX for contribution and set-off (the “PreTSL XX Counterclaims”);

WHEREAS, on April 17, 2014, the Court entered a Stipulation of Partial Discontinuance that dismissed all claims between and among Hildene and BNYM;

WHEREAS, on May 19, 2014, the Court entered a Stipulation of Partial Discontinuance that dismissed all claims between and among PreTSL XX and BNYM;

WHEREAS, on January 6, 2015, the Court entered a Decision and Order on the parties’ motions for summary judgment, granting Bimini’s motion for summary judgment on Hildene’s and PreTSL XX’s claims for aiding and abetting breach of fiduciary duty and unjust enrichment, and granting PreTSL XX’s motion for summary judgment on Bimini’s counterclaims for contribution and set-off;

WHEREAS, the Settling Parties deny each and every allegation of wrongdoing asserted against them in the Action; and

WHEREAS, Hildene, PreTSL XX and Bimini wish to settle and resolve the Action in its entirety as against each other so that, subject to the terms set forth below: (a) each cause of action asserted by Hildene against Bimini in the Action will be discontinued with prejudice as against Bimini; (b) each cause of action asserted by PreTSL XX against Bimini in the Action will be discontinued with prejudice as against Bimini; (c) the PreTSL XX Counterclaims will be discontinued with prejudice; and (d) each notice of appeal filed by PreTSL XX, Hildene and Bimini will be withdrawn.

NOW, THEREFORE, in consideration of the matters set forth in the recitals hereto, the respective promises, covenants, representations, warranties and agreements hereinafter set forth and the exchange of consideration, including but not limited to the monetary consideration set forth in Paragraph 4 below, the payment and sufficiency of such consideration being hereby acknowledged, the Settling Parties agree as follows:

                        1. Notice to PreTSL XX Holders.  Following the execution of this Agreement by all Settling Parties as set forth in Paragraph 24, PreTSL XX through BNYM as Indenture Trustee shall give notice of this Agreement to Holders (as defined in the Indenture) through the Depository Trust Company (“DTC”) (the “Notice”).

                        2. Effect of a New Holder Objection to the Agreement.  PreTSL XX, at its option, may void this Agreement in its entirety, including but not limited to the releases set forth in this Agreement in Paragraphs 6 through 9 below, upon the occurrence of all of the events described below in subparagraphs (a) through (c):

(a)
on or before the 30th day following DTC’s receipt of the Notice, PreTSL XX receives, from a Holder other than Hildene (a “New Holder”), a written objection to this Agreement with a request to PreTSL XX to void this Agreement as between PreTSL XX and Bimini;

(b)
on or before five (5) days following PreTSL XX’s receipt of a written objection, the New Holder executes an indemnification agreement agreeing to indemnify PreTSL XX for all costs, including liability in this Action, if any, and reasonable attorney’s fees arising out of PreTSL XX’s prosecution of this Action as against Bimini, in a form agreeable to PreTSL XX, and on or before five (5) days following PreTSL XX’s receipt of a written objection, the New Holder executes an agreement to pay PreTSL XX all costs and expenses incurred by it to date in prosecuting the Action (subparagraphs (a) and (b) of this Paragraph, together, an “Objection”);

(c)	PreTSL XX, within seven (7) days following an Objection, delivers written notice to all Settling Parties that this Agreement is voided as between the parties pursuant to this Paragraph.

Within one (1) business day2 of receipt of a written objection as set forth in Paragraph 2(a) or an Objection, PreTSL XX must provide written notice to Bimini of PreTSL XX’s receipt of such written objection or Objection.  Bimini may void the Agreement in its entirety upon the occurrence of either of the events described in Paragraph 2(a) or 2(b), if within seven (7) days of the receipt of notice from PreTSL XX of a written objection or Objection, Bimini provides written notice to all Settling Parties that the Agreement is voided as between the parties pursuant to this Paragraph.  In the event that this Agreement is voided by PreTSL XX or Bimini pursuant to this Paragraph, the Settling Parties shall not he deemed to have waived any arguments pertaining to alleged conflicts of interest, if any, should Quinn Emanuel Urquhart & Sullivan, LLP be asked to jointly represent (i) Hildene and PreTSL XX against Bimini and (ii) PreTSL XX as against Bimini.

3. Hildene’s Non-solicitation.  Hildene agrees not to solicit, fund or assist in soliciting or funding an Objection or additional litigation concerning the Bimini TruPS Repurchase, and agrees not to pay or agree to pay any indemnity, liability or costs or expenses, including but not limited to attorney’s fees, owed by a New Holder, either directly or indirectly.
                   4. Settlement Payments:  Bimini agrees to pay $3,500,000 U.S. pursuant to the following payment schedule, provided that neither PreTSL XX nor Bimini exercises its right to void this Agreement as set forth in Paragraph 2.  The payments shall be made as follows to Hildene Master, and PreTSL XX for distribution according to the Priority of Payment provisions in the Indenture:

(i)	$2,250,000.00 U.S. to Hildene Master on the “Effective Date”, which is defined as 15 days after the deadline for any New Holders to file an Objection as set forth in Paragraph 2;

(ii)	$250,000.00 U.S. to Hildene Master to be paid no later than 180 days after the Effective Date;

(iii)	$250,000.00 U.S. to PreTSL XX to be paid no later than 1 year from the Effective Date;

(iv)	$250,000.00 U.S. to PreTSL XX to be paid no later than 2 years from the Effective Date;

(v)	$250,000.00 U.S. to PreTSL XX to be paid no later than 3 years from the Effective Date; and

(vi)	$250,000.00 U.S. to PreTSL XX to be paid no later than 4 years from the Effective Date.

Payment can be made by check or wire.

Wire instructions for Hildene Master are as follows:

                                U.S. Bank National Association
                               ABA [xxx-xxx-xxx]
                               Account #:  [xxxxxxxxxxxxx]
                               Account Name:  Hildene Opp Fd Ltd
                               Ref: Hildene Opp Fd Ltd/ [xxxxx-xxx]
                              Attn:  Greg Myers, Legal settlement - PreTSL XX

Wire instructions for PreTSL XX are as follows:

The Bank of New York Mellon
New York, NY
ABA# [xxxxxxxx]
Account# [xxxxxxxxxxx]
Account Name: Preferred Term Securities XX

In the event of non-payment by Bimini of any the amounts set forth in this Paragraph 4 within fifteen (15) days of the scheduled payment date, Hildene and/or PreTSL XX shall have the right to immediately seek entry of a judgment against Bimini for all amounts in Paragraph 4 that remain unpaid.

5. Discontinuance of the Action.  If no timely Objection is received by PreTSL XX as described in Paragraph 2, or an Objection is received and neither PreTSL XX nor Bimini chooses to void the Agreement as permitted in Paragraph 2, then PreTSL XX and Hildene shall file, no later than two (2) business days after the Effective Date, a Stipulation of Discontinuance in the form attached hereto as Exhibit A.

6. Release of Hildene’s Claims against Bimini.  Simultaneous with the receipt of payment described in Paragraph 4(i), Hildene, including its corporate parent, successors, predecessors, assigns, assignees, trustees, shareholders, noteholders, members, owners, partners, joint venturers, principals, creditors, attorneys, representatives, employees, managers, directors, officers, subsidiaries, divisions, subdivisions, departments, and affiliates, hereby releases, waives, and forever discharges Bimini, its successors, predecessors, assigns, assignees, trustees, shareholders, noteholders, members, owners, partners, joint venturers, principals, creditors, attorneys, representatives, employees, managers, directors, officers, subsidiaries, divisions, subdivisions, departments, affiliates, any agent acting or purporting to act for Bimini or on Bimini’s behalf, and/or all other persons who could claim through Bimini, from any and all past claims, demands, actions, liabilities and causes of action, of every kind and character, whether asserted or unasserted, known or unknown, suspected or unsuspected in law, admiralty or equity, for or by reason of any matter, cause or thing whatsoever (i) arising out of or relating to the matters alleged, or that could have been alleged in the Action, or (ii) arising out of or relating to the Bimini TruPS Repurchase.

7. Release of PreTSL XX’s Claims against Bimini.  Simultaneous with the receipt of payment described in Paragraph 4(i), PreTSL XX, its successors, predecessors, assigns, assignees, trustees, shareholders, members, owners, partners, joint venturers, principals, creditors, attorneys, representatives, employees, managers, directors, officers, subsidiaries, divisions, subdivisions, departments, and affiliates hereby releases, waives, and forever discharges Bimini, its successors, predecessors, assigns, assignees, trustees, shareholders, noteholders, members, owners, partners, joint venturers, principals, creditors, attorneys, representatives, employees, managers, directors, officers, subsidiaries, divisions, subdivisions, departments, affiliates, any agent acting or purporting to act for Bimini or on Bimini’s behalf, and/or all other persons who could claim through Bimini, from any and all past claims, demands, actions, and causes of action, of every kind and character, whether asserted or unasserted, known or unknown, suspected or unsuspected in law, admiralty or equity, for or by reason of any matter, cause or thing whatsoever (i) arising out of or relating to the matters alleged, or that could have been alleged in the Action or (ii) arising out of or relating to the Bimini TruPS Repurchase.   PreTSL XX agrees that in any subsequent legal action commenced by any PreTSL XX noteholder against Bimini, that it will not take any position inconsistent with the position asserted in this Paragraph 7, i.e., that it has full authority to grant a release on behalf of PreTSL XX to Bimini.

8. Release of Bimini’s Claims against Hildene.  Simultaneous with the receipt of payment described in Paragraph 4(i), Bimini including its successors, predecessors, assigns, assignees, trustees, shareholders, members, owners, partners, joint venturers, principals, creditors, attorneys, representatives, employees, managers, directors, officers, subsidiaries, divisions, subdivisions, departments and affiliates, hereby releases, waives, and forever discharges Hildene, its corporate parent, successors, predecessors, assigns, assignees, trustees, shareholders, noteholders, members, owners, partners, joint venturers, principals, creditors, attorneys, representatives, employees, managers, directors, officers, subsidiaries, divisions, subdivisions, departments, affiliates, any agent acting or purporting to act for Hildene or on Hildene’s behalf, and/or all other persons who could claim through Hildene, from any and all past claims, demands, actions, liabilities and causes of action, of every kind and character, whether asserted or unasserted, known or unknown, suspected or unsuspected in law, admiralty or equity, for or by reason of any matter, cause or thing whatsoever (i) arising out of or relating to the matters alleged, or that could have been alleged in the Action or (ii) arising out of or relating to the Bimini TruPS Repurchase.

9. Release of Bimini’s Claims against PreTSL XX.  Simultaneous with the receipt of payment described in Paragraph 4(i), Bimini including its successors, predecessors, assigns, assignees, trustees, shareholders, members, owners, partners, joint venturers, principals, creditors, attorneys, representatives, employees, managers, directors, officers, subsidiaries, divisions, subdivisions, departments and affiliates, hereby releases, waives, and forever discharges PreTSL XX, its successors, predecessors, assigns, assignees, trustees, shareholders, members, owners, partners, joint venturers, principals, creditors, attorneys, representatives, employees, managers, directors, officers, subsidiaries, divisions, subdivisions, departments, affiliates, any agent acting or purporting to act for PreTSL XX or on PreTSL XX’s behalf, and/or all other persons who could claim through PreTSL XX, from any and all past claims, demands, actions, liabilities and causes of action, of every kind and character, whether asserted or unasserted, known or unknown, suspected or unsuspected in law, admiralty or equity, for or by reason of any matter, cause or thing whatsoever (i) arising out of or relating to the matters alleged, or that could have been alleged in the Action or the PreTSL XX Counterclaims or (ii) arising out of or relating to the Bimini TruPS Repurchase.

10. No Admission of Liability.  This Agreement is not an admission of any liability, but is a compromise, and shall not be treated as an admission of liability.  The Settling Parties expressly deny any action or omission on their part that would give rise to damages to each other.  The Settling Parties acknowledge that this Agreement is entered into to avoid the uncertainties of litigation and constitutes a full compromise and settlement of all claims released in Paragraphs 6 through 9 above.

11. Disclosure of Agreement.  The parties agree that Bimini has the right to publicly-file this Agreement to the extent it determines it necessary or appropriate to do so for financial reporting purposes, or to comply with any applicable laws, rules or regulations.  To the extent Hildene or PreTSL XX wish to issue any press release or formal public statement concerning the settlement of this action, other than provided for in Paragraph 1, Hildene and PreTSL XX agree that they/it (i) shall not do so until Bimini publicly issues it financial statements or earnings press release for the first quarter of 2015, (ii) shall give Bimini three days notice of their/its intent to issue such press release or public statement, and (iii) shall give Bimini three days notice to review such press release or public statement and shall consider in good faith any comments that Bimini may have concerning the prejudicial impact to Bimini of such release or statement.  In no event shall Hildene or PreTSL XX issue any press release or formal public statement in which it is stated or implied that Bimini has been found liable of any claim or conceded liability for any claim that was brought in the Action.

12. Breach or Failure to Perform.  The obligations of each of the Settling Parties hereunder are expressly conditioned upon the full and complete performance of the obligations of the other Settling Parties hereunder.  Any party who successfully obtains judgment in any action or proceeding to enforce this Agreement will be entitled to recover all costs of the suit, including actual attorneys' fees and court costs.

13. Notices.  Any notices required to be given between and among the Settling Parties hereunder shall be provided, by (a) facsimile, (b) overnight courier and (c) certified mail with return receipt requested, to the below addresses, each effective upon sending or mailing:

Hildene:
Jonathan E. Pickhardt, Esq.
Quinn Emanuel Urquhart & Sullivan, LLP,
51 Madison Avenue, 22nd Floor
New York, New York 10010
Fax: (212) 849-7100

PreTSL XX:
Jonathan E. Pickhardt, Esq.
Quinn Emanuel Urquhart & Sullivan, LLP,
51 Madison Avenue, 22nd Floor
New York, New York 10010
Fax: (212) 849-7100

Randall R. Rainer, Esq.
Wollmuth Maher & Deutsch LLP
500 Fifth Avenue
New York, New York 10110
Fax: (212) 382-0050

Bimini:
Christopher J. St. Jeanos, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Ave
New York, New York 10019
Fax: (212) 728-9730

14. Governing Law.  This Agreement and the rights and duties of the Settling Parties hereunder shall be governed by, construed, enforced and performed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would require the application of the law of any other jurisdiction.

15. Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of the Settling Parties hereto and their respective, successors, predecessors, assigns, assignees, trustees, shareholders, bondholders, members, owners, partners, joint venturers, principals, creditors, attorneys, representatives, employees, managers, directors, officers, subsidiaries, divisions, subdivisions, departments, affiliates, any agent acting or purporting to act for them or on their behalf, and/or all other persons who could claim through them.

16. No Assignment of Claims.  Each of the Settling Parties represents and warrants that it has not assigned any claim, counterclaim or cross-claim that it had or may have against each or any of the Settling Parties, their affiliates, parents, subsidiaries, predecessors, divisions, past and present directors, past and present officers, past and present shareholders or bondholders, past and present employees, agents, attorneys, and successors and assigns, arising out of or concerning any of the matters asserted, or which could have been asserted, in the Actions.

17. Authority of Signatories.  The respective signatories below acknowledge that they have read and fully understand the terms and conditions of this Agreement, and any required document attached hereto; that they have been afforded reasonable opportunity to consider the terms and conditions of this Agreement; that they have been given an opportunity to consult, with their respective counsel prior to executing this Agreement; that they are executing this Agreement voluntarily and understand that this Agreement contains a release of all claims that they have or may have against each other up to the present time; and that each is fully authorized to enter into and execute this Agreement.

18. Severability.  This Agreement is intended to be performed in accordance with and only to the extent permitted by all applicable laws, ordinances, rules and regulations.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in force.

19. Entire Agreement.  This Agreement constitutes the entire agreement between the Settling Parties with respect to the subject matter hereof.  This Agreement supersedes, merges and replaces all prior oral or written negotiations, offers, representations and agreements with respect to the subject matter hereof.  It is expressly understood and agreed that the Settling Parties are not relying upon any agreements, understandings, representations or warranties other than those set forth herein.  This Agreement may not be altered, amended, or otherwise modified in any respect except by a writing, duly executed by all of the Settling Parties.

20. Attorneys’ Fees and Costs.  The Settling Parties, as between each other, agree that they shall bear their own attorneys’ fees, costs and expenses incurred in connection with the Action and the negotiation, drafting and execution of this Agreement and the consummation of the settlement.

21. Voluntary Agreement.  The Settling Parties covenant, warrant and represent that they (a) have carefully read this Agreement and know the contents thereof; (b) are entering into this Agreement freely and voluntarily; (c) have ascertained and weighed all the facts and circumstances likely to influence their judgment herein; (d) have given due consideration to the provisions contained herein; and (e) thoroughly understand and consent to all provisions hereof.

22. Captions.  Paragraph titles or captions contained in this Agreement are used for convenience or reference only and are not intended to and shall not in any way enlarge, define, limit, extend or describe the rights or obligations of the Settling Parties or affect the meaning or construction of this Agreement, or any provision hereof.

23. Construction.  The Settling Parties have had an equal opportunity to review and revise this Agreement, and have participated equally in its drafting and revision. The Settling Parties agree that any rule of construction to the effect that any ambiguities in this Agreement are to be resolved against the drafting party shall not be employed in the construction or interpretation of this Agreement.

24. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the Settling Parties at such time as all of the signatories hereto have signed a counterpart of this Agreement.  All counterparts so executed shall constitute one Agreement binding on all of the Settling Parties, notwithstanding that all of the Settling Parties are not a signatory to the same counterpart.  A signed fax or .pdf of this Agreement shall be as effective and enforceable as a signed original.

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IN WITNESS WHEREOF, the Settling Parties have executed this Agreement as of the date set forth above.

HILDENE CAPITAL MANAGEMENT, LLC, on behalf of itself and HILDENE OPPORTUNITIES MASTER FUND, LTD. By: /s/ Brett Jefferson Name: Brett Jefferson Title: President

PREFERRED TERM SECURITIES XX, LTD.,

By: /s/     Carrie Bunton

Name: Carrie Bunton

Title: Director

BIMINI CAPITAL MANAGEMENT, INC.

By: /s/    Robert E. Cauley

Name: Robert E Cauley

Title: CEO